Exhibit 4.3

AMENDMENT NO. 2 TO

SECOND AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

STAR GAS PARTNERS, L.P.

This Amendment No. 2 to the Second Amended and Restated Agreement of Limited Partnership of Star Gas Partners, L.P. (the “Partnership”), dated as of February 21, 2008 (this “Amendment”), is entered into among Kestrel Heat, LLC, as the general partner of the Partnership (“Kestrel Heat” or the “General Partner”), and the limited partners of the Partnership. Initially capitalized terms used herein and not otherwise defined herein are used as defined in the Partnership Agreement (as defined below).

WHEREAS, the Partnership desires to modify the manner in which it makes available to unitholders its annual and quarterly reports; and

WHEREAS, pursuant to Section 15.1(d)(i) of the Partnership Agreement, and subject to certain exceptions that the General Partner has determined are not applicable in this instance, the General Partner, in its capacity as general partner of the Partnership, is authorized to make amendments to the Partnership Agreement without the approval of any Limited Partner or assignee, so long as the amendments do not adversely affect the Limited Partners in any material respect; and

WHEREAS, the General Partner has determined that the amendments to the Partnership Agreement set forth below do not adversely affect the Limited Partners in any material respect.

NOW, THEREFORE, it is hereby agreed as follows:

1. Amendments.

A. Section 8.3 of the Partnership Agreement is hereby amended in its entirety to read as follows:

Section 8.3 Reports.

(a)

As soon as practicable, but in no event later than 120 days after the close of each fiscal year of the Partnership, the General Partner shall make available to each Record Holder of a Unit as of a date selected by the General Partner in its sole discretion (and shall cause to be mailed to each such Unitholder upon their request) an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with generally accepted accounting principles, including a balance sheet and statements of operations, Partners’ equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner.

(b)	As soon as practicable, but in no event later than 90 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall make available to each Record Holder of a Unit, as of a date selected by the General Partner in its sole discretion (and shall cause to be mailed to each such Unitholder upon their request) a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed for trading, or as the General Partner determines to be necessary or appropriate.

2. Binding Effect. This Amendment shall be binding upon, and shall inure to the benefit of, the parties hereto and all other parties to the Partnership Agreement and their respective successors and assigns.

3. Execution in Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

4. Agreement in Effect. Except as hereby amended, the Partnership Agreement shall remain in full force and effect.

5. Governing Law. This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

6. Severability. Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first above written.

GENERAL PARTNER:

KESTREL HEAT, LLC

By:	/s/ Richard Ambury
Name:	Richard Ambury
Title:	Chief Financial Officer

LIMITED PARTNERS:

All limited partners of the Partnership, pursuant to the Powers of Attorney granted to the General Partner.

By:	KESTREL HEAT, LLC

General Partner, as attorney-in-fact for all Limited Partners pursuant to the Powers of Attorney granted pursuant to Section 1.4 of the Partnership Agreement

By:	/s/ Richard Ambury
Name:	Richard Ambury
Title:	Chief Financial Officer